EXHIBIT 99.1

KORU MEDICAL SYSTEMS, INC. ANNOUNCES PRELIMINARY SECOND QUARTER 2023 REVENUES AND PROVIDES BUSINESS, OUTLOOK AND EXECUTIVE UPDATES

MAHWAH, NJ – August 2, 2023 – KORU Medical Systems, Inc. (NASDAQ: KRMD) (“KORU Medical” or the “Company”), a leading medical technology company focused on the development, manufacturing, and commercialization of innovative and easy-to-use specialty subcutaneous infusion solutions that improve quality of life for patients, today announced preliminary unaudited revenues for the second quarter 2023 and provided business, outlook and executive updates.

The Company reported total net revenues for the second quarter 2023 of approximately $6.9 million, representing growth of approximately 6% compared to the prior year period. Domestic Core revenues increased approximately 8%, International Core revenues increased approximately 17%, and Novel Therapies revenues declined approximately 28% compared to the prior year period.

Full year 2023 net revenues are now expected to be between $31 million and $32.5 million, representing revenue growth in the range of 11%-17% from the prior year. The Company’s guidance for full year 2023 has been updated to reflect a Q2 2023 decline in the U.S. subcutaneous immunoglobulin market, resulting in a change of KORU Medical’s outlook on underlying U.S core market growth assumption from 10% to the mid-single digit range. In addition, the Company’s guidance reflects a change in timing of Novel Therapies revenues.

The Company’s cash balance was $11.7 million as of June 30, 2023, and it is reaffirming an expected end of year cash balance greater than $10.0 million and full year gross margin between 58-60%, and 60-62% exit rate.

“I am pleased our U.S. revenue growth significantly exceeded the overall U.S. market in the quarter and we saw continued strength in our international business,” said Linda Tharby, KORU Medical’s President and CEO. “The foundation of our business remains sound, and we see continued progress this quarter in Novel Therapies collaborations, with a new deal being signed and the early submission of a 510(k) for use on our FREEDOM60® Infusion System with Hizentra® 50 mL prefilled syringes. Given the U.S. SCIg market performance, and the timing of revenues from our Novel Therapies collaborations, we are updating our guidance. We remain diligently focused on delivering above-market revenue performance, advancing our portfolio with our innovation efforts, and increasing the number of drugs on our Freedom Infusion System. We remain committed and on track to attain our Vision 2026 strategic goals, including achieving +$60 million in revenues.”

The Company also announces the appointment of Thomas (Tom) Adams as Chief Financial Officer, effective August 1, 2023. Tom previously served as the Company’s interim Chief Financial Officer from July 2022 to July 2023. Andy LaFrence resigned as the Company’s Chief Financial Officer for personal and family reasons on July 27, 2023.

“Tom has played a critical role in the successful execution of major strategic initiatives and milestones, and his contributions as interim Chief Financial Officer were vital over the past year,” said Linda Tharby, KORU Medical’s President and CEO. “I am very grateful for his partnership and know he will provide continued strong leadership as he steps into his new role as Chief Financial Officer. As CFO, Tom will continue driving our business towards our Vision 2026 and implement our financial and operational strategy as we forge ahead to the next phase of growth for KORU Medical.”

Mr. Adams joined the Company in November 2021 as its Vice President of Financial Planning and Analysis and previously served as the Company’s interim Chief Financial Officer from July 1, 2022 to July 10, 2023.  Mr. Adams has over 20 years of finance and accounting experience in the medical technology and pharmaceutical sector. Prior to joining the Company, he worked with Integra Life Sciences from 2011-2021, where throughout his tenure he served in progressively senior finance roles. His last position at Integra was as the Senior Director of Finance for a $500M commercial business unit. Prior to Integra, Tom worked at Pfizer serving in multiple senior level finance roles from 2000 to 2011. Early in his career, he spent time with Ernst and Young in the audit function. Mr. Adams has a Bachelor of Science in Accounting and Finance from Ohio State University.

This financial information presented in this press release includes calculations or figures that have been prepared internally by management and have not been reviewed or audited by the Company’s independent registered public accounting firm and is subject to change. This financial information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods. Complete second quarter 2023 financial results will be announced on August 9, 2023.

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use subcutaneous drug delivery systems that improve quality of life for patients around the world. The FREEDOM Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgh-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All statements that are not historical fact are forward-looking statements, including, but not limited to, expected financial outlook and operating performance for fiscal 2022. Forward-looking statements discuss the Company’s current expectations and projections relating to its financial position, results of operations, plans, objectives, future performance and business. Forward-looking statements can be identified by words such as “outlook”, “guidance”, “expect”, “goal”, and “will”. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, uncertainties associated with U.S. SCIg market growth, the shift to increased healthcare delivery in the home, new patient diagnoses, customer ordering patterns, global health crises, innovation and competition, labor and supply price increases, inflationary impacts, labor supply, and those risks and uncertainties included under the captions “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, which are on file with the SEC and available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. All information provided in this release is as of August 2,2023. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Investor Contact:

Greg Chodaczek

347-620-7010

investor@korumedical.com